EXHIBIT 99.1

November 10, 2005	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS ANNOUNCES RESULTS FOR THE THIRD QUARTER
OF FISCAL 2005 AND UPDATES GUIDANCE
THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today reported sales of $408.0 million for its 12-week third quarter ended on October 8, 2005, a 9.9% increase over the $371.4 million reported for the third quarter last year. Earnings per share of $.19 were reported, compared to $.22 per share for the third quarter of fiscal 2004. Net income for the third quarter was $11.8 million compared to $14.6 million in net income reported for the third quarter last year. The results for the quarter include a charge of $1.6 million, or $.03 per share, related to the final settlement of issues associated with the Mrs. Smith’s frozen dessert business, which was sold in 2003.
From continuing operations, the company reported earnings per share of $.22 for the third quarter compared to $.22 per share reported for the same quarter last year. Income from continuing operations was $13.5 million for the quarter, a 7.9% decrease compared to $14.6 million for last year’s third quarter. The company estimates the net effect related to Hurricane Katrina, was $4.2 million, or $.04 per share, during the quarter, which includes an insurance reimbursement of $1.5 million.
George E. Deese, president and chief executive officer of Flowers Foods, said, “In spite of challenges in New Orleans and our Gulf coast market, we achieved a solid increase in sales and continued to increase our market share during the quarter. As we expected, our earnings were impacted by increased production and distribution costs after the hurricane. We are working to recover those costs covered by our insurance, to add production capacity where we have added new sales, and to improve our sales mix by focusing on our Nature’s Own and Mrs. Freshley’s brands.
“As expected, the cost of serving markets impacted by the hurricane was, and continues to be, high as we transport product from the temporarily re-opened bakery in Houston as well as from our other bakeries to replace production capacity from our New Orleans bakery. Our plans are to re-open the bakery once utility services are restored,” he continued.
“It is important to remember, however, that we took on new business due to changes in the competitive landscape through the first three quarters of the year. Together with the demands from the hurricane, this new business strained our production capacity and we have incurred incremental distribution costs to transport product farther than usual. We expect new production capacity in Georgia and North Carolina to come on line in the second quarter of 2006, and with the new capacity we will be in a better position to serve our new customers and to reduce distribution costs,” Deese said.
“We are encouraged by our strong sales increase in such a challenging quarter. We look forward to better margins as new production capacity comes on line, distribution costs decline, and we realize the benefit of price increases being implemented in the fourth quarter and early in 2006,” Deese said.
Updated Guidance for Fiscal 2005
Based on the strong year to date sales performance, the company’s sales guidance of $1.675 billion to $1.7 billion is being raised to $1.710 billion to $1.715 billion. This represents an increase of 10.3% to 10.6% over the prior year sales.
The company’s net income guidance for fiscal 2005 was $62.8 million to $68.0 million, or $.99 to $1.07 per share. Due to the hurricane, the company incurred incremental costs in the third quarter and continues to incur incremental costs in the fourth quarter. Therefore, the company is revising its net income guidance to a range of $59.5 million to $61.5 million, or $.94 to $.97 per share excluding any additional insurance proceeds, which the company is working to recover.
Fiscal 2006 Preliminary Guidance
The company expects sales to grow at a rate of 6.7% to 8.2% in fiscal 2006, excluding additional acquisitions. Therefore, sales for fiscal 2006 are expected to be $1.830 billion to $1.850 billion. The company expects net income, exclusive of any additional insurance proceeds, to be 3.75% to 4.0% of sales, or $68.6 million to $74.0 million. With approximately 62.3 million shares outstanding, earnings per share are expected to be $1.10 to $1.19, an increase of 13% to 27% over the fiscal 2005 guidance. This guidance includes the effect of expensing equity based compensation in accordance with FAS123(R), which the company estimates will be an incremental cost of $.05 to $.06 per share in fiscal 2006. Capital spending in fiscal 2006 is expected to be $58 million to $63 million, an amount that reflects the company’s previously announced plans to expand production capacity to meet the demands of the market.
Details of 3Q results
The 9.9% sales increase for the third quarter resulted from a 5.1% favorable product mix shift, a 3.0% price increase, and a 1.8% unit volume increase. The Bakeries Group experienced significant volume growth in both Nature’s Own soft variety bread and in branded white bread. The Specialty Group’s double-digit sales increase was achieved with pricing and mix as both the Mrs. Freshley’s brand and food service sales continue to grow at double digits. The Specialty Group’s sales growth was partially offset by the planned decrease in sales of contract manufactured items, a trend that is expected to continue for the remainder of the year.
Gross margin as a percentage of sales for the third quarter of 2005 was 49.5% compared to 49.8% in the prior year. The decrease was due primarily to costs resulting from the hurricane as well as higher labor, packaging and energy costs.
Selling, marketing, and administrative cost as a percentage of sales was 41.0% for the third quarter of 2005 compared to 40.4% for the third quarter last year. The benefit of higher sales was offset by costs related to the hurricane and higher distribution costs. Depreciation and amortization were relatively flat compared to last year. Net interest income was $1.5 million, down from $2.1 million due to borrowings under the company’s credit facility to fund stock repurchases earlier in the year. The 36.1% effective income tax rate for the quarter is lower than the 37% effective rate in the previous quarter as a result of an increase in the earnings of the company’s consolidated variable interest entity, which is not taxed at the corporate level. For the full year, the company expects a tax rate of approximately 37%. The income of the variable interest entity is eliminated entirely since the company has no equity ownership in the entity.
During the quarter, the company recorded $1.6 million of expenses, net of tax, related to the final settlement of issues associated with Mrs. Smith’s frozen dessert business, which was divested in 2003. The settlement addressed all outstanding matters arising out of the sale of the Mrs. Smith’s frozen dessert business to The Schwan Food Company.
Flowers Foods made $14.6 million in capital investments and acquired Royal Cake Company for approximately $9.8 million during the quarter. Additionally, the company acquired approximately 101,600 shares of common stock for $2.76 million, at an average of $27.12 per share. Since inception of the stock repurchase plan in 2002 through the third quarter of 2005, the company has acquired approximately 8.9 million shares of its common stock for $169.2 million, an average of $19.00 per share. The plan authorizes the company to repurchase up to 11.3 million shares of common stock.

The diluted weighted average shares outstanding for the third quarter was 62.4 million shares. Accounting for share repurchases through the first three quarters of the year, the company expects the diluted weighted average shares to be approximately 63.6 million for fiscal 2005.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) November 10, 2005. Those wishing to participate should visit Flowers’ Web site: www.flowersfoods.com. The conference call can be accessed by clicking on the conference call link on the home page. The call also will be archived on the company’s website.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 35 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
FORWARD-LOOKING STATEMENTS
Statements contained in this press release and certain other written or oral statements made from time to time by the company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding the company’s future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward looking statements are based upon assumptions the company believes are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors that may cause actual results, performance, and achievements to differ materially from those projected may include, but are not limited to (a) unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which the company operates, including changes in pricing, advertising or promotional strategies by the company or its competitors, as well as changes in consumer demand; (iii) interest rates and other terms available to the company on its borrowings; (iv) energy and raw materials costs and availability; (v) relationships with employees, independent distributors and third party service providers; and (vi) laws and regulations (including health-related issues), accounting standards or tax rates in the markets in which the company operates; (b) the loss or financial instability of any significant customer(s); (c) the company’s ability to execute its business strategy, which may involve integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values; (d) the company’s ability to operate existing, and any new, manufacturing lines according to schedule; (e) the level of success the company achieves in developing and introducing new products and entering new markets; (f) changes in consumer behavior, trends and preferences, including weight loss trends; (g) the company’s ability to implement new technology as required; (h) the credit and business risks associated with independent distributors and customers that operate in the highly competitive retail food industry, including the amount of consolidation in that industry; (i) customer and consumer reaction to pricing actions; (j) existing or future governmental regulations resulting from the events of September 11, 2001, the military action in Iraq and the continuing threat of terrorist attacks that could adversely affect the company’s business and its commodity and service costs; and (k) any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussions from any of these or similar events or conditions. The foregoing list of important factors does not include all such factors nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“ SEC”) or in other company press releases) for other factors that may cause actual results to differ materially from those projected by the company. You should not place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.
Contact:
Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266
Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 8, 2005	October 9, 2004	October 8, 2005	October 9, 2004
Sales	$408,005	$371,351	$1,319,345	$1,189,876
Materials, supplies, labor and other production costs	205,955	186,574	661,230	596,602
Selling, marketing and administrative expenses	167,149	149,836	534,164	479,656
Depreciation and amortization	13,530	13,258	44,697	42,757
Other income	0	0	(1,591)	0

Income from continuing operations before interest, income taxes and minority interest (EBIT)	21,371	21,683	80,845	70,861
Interest income, net	1,483	2,143	4,976	6,736

Income from continuing operations before income taxes and minority interest (EBT)	22,854	23,826	85,821	77,597
Income tax expense	8,257	9,158	32,370	29,295

Income from continuing operations before minority interest	14,597	14,668	53,451	48,302
Minority interest in variable interest entity	(1,125)	(39)	(2,325)	(1,505)

Income from continuing operations	13,472	14,629	51,126	46,797
Discontinued operations, net of tax	(1,627)	0	(1,627)	(3,486)

Net income	$11,845	$14,629	$49,499	$43,311

Per share amounts:
Income from continuing operations	$0.22	$0.22	$0.80	$0.69
Discontinued operations	(0.03)	0.00	(0.03)	(0.05)

Net income	$0.19	$0.22	$0.77	$0.64

Diluted weighted average shares outstanding	62,389	67,082	63,923	67,671

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 8, 2005	October 9, 2004	October 8, 2005	October 9, 2004
Sales:
Flowers Bakeries Group	$322,013	$291,942	$1,038,616	$934,149
Flowers Specialty Group	85,992	79,409	280,729	255,727

	$408,005	$371,351	$1,319,345	$1,189,876

EBITDA from Continuing Operations:
Flowers Bakeries Group	$34,683	$35,592	$117,965	$114,512
Flowers Specialty Group	6,611	7,836	28,257	23,606
Flowers Foods	(6,393)	(8,487)	(20,680)	(24,500)

	$34,901	$34,941	$125,542	$113,618

Depreciation and Amortization:
Flowers Bakeries Group	$10,904	$10,808	$35,924	$34,272
Flowers Specialty Group	2,687	2,690	8,782	8,875
Flowers Foods	(61)	(240)	(9)	(390)

	$13,530	$13,258	$44,697	$42,757

EBIT from Continuing Operations:
Flowers Bakeries Group	$23,779	$24,784	$82,041	$80,240
Flowers Specialty Group	3,924	5,146	19,475	14,731
Flowers Foods	(6,332)	(8,247)	(20,671)	(24,110)

	$21,371	$21,683	$80,845	$70,861

NOTE: DURING THE FOURTH QUARTER OF FISCAL 2004, FLOWERS SPECIALTY’S BIRMINGHAM, ALABAMA PRODUCTION FACILITY WAS TRANSFERRED TO FLOWERS BAKERIES. ALL PRIOR YEAR SEGMENT INFORMATION HAS BEEN RESTATED TO REFLECT THIS TRANSFER.

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

October 8, 2005
Assets
Cash and Cash Equivalents	$11,447
Other Current Assets	238,112
Property, Plant & Equipment, net	438,677
Distributor Notes Receivable (includes $9,157 current portion)	80,975
Other Assets	17,728
Cost in Excess of Net Tangible Assets, net	72,428

Total Assets	$859,367

Liabilities and Stockholders’ Equity
Current Liabilities	$157,898
Bank Debt	52,000
Other Debt and Capital Leases (includes $2,910 current portion)	28,983
Other Liabilities	100,187
Minority Interest in Variable Interest Entity	3,982
Common Stockholders’ Equity	516,317

Total Liabilities and Stockholders’ Equity	$859,367

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 40 - Week
	Period Ended	Period Ended
	October 8, 2005	October 8, 2005
Cash flows from operating activities:
Net income	$11,845	$49,499
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,530	44,697
Minority interest in variable interest entity	1,125	2,325
Pension contribution	0	(25,000)
Changes in assets and liabilities	13,373	(1,851)

Net cash provided by operating activities	39,873	69,670

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,641)	(31,670)
Acquisitions, net of cash acquired	(9,825)	(9,825)
Other	(4,025)	(2,449)

Net cash disbursed for investing activities	(28,491)	(43,944)

Cash flows from financing activities:
Dividends paid	(6,068)	(17,587)
Stock options exercised	649	6,168
Stock repurchases	(2,755)	(110,055)
Increase/(decrease) in book overdraft	(6,627)	6,418
Proceeds from debt borrowings	38,000	117,000
Debt and capital lease obligation payments	(38,559)	(63,681)

Net cash disbursed for financing activities	(15,360)	(61,737)

Net decrease in cash and cash equivalents	(3,978)	(36,011)
Cash and cash equivalents at beginning of period	15,425	47,458

Cash and cash equivalents at end of period	$11,447	$11,447